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+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Sight                       James                             W
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

      8500 College Park
    ----------------------------------------------------------------------------
                                   (Street)

      Overland Park,                Kansas                            66210
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               04/24/01
                                                                  --------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Issuer Name and Ticker or Trading Symbol  Programmer's Paradise, Inc.
                                            ------------------------------------
    Nasdaq Trading Symbol: PROG
    ---------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

   [XX] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7. Individual or Joint/Group Filing (Check Applicable Line)

   XX  Form filed by One Reporting Person
  ----

  ____ Form filed by More Than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Common Stock             205,000                 D
--------------------------------------------------------------------------------
Common Stock              20,000                 I             Mr. Sight has a
                                                               50% intereset in
                                                               Continental
                                                               Racers II, Inc.,
                                                               which directly
                                                               owns 40,000
                                                               shares of the
                                                               Issuer's Common
                                                               Stock.
--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

(Over)
SEC 1473 (3-99)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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


FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date        Expira-                        Amount or                    (Instr. 5)
                               Exer-       tion            Title          Number of
                               cisable     Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
   Options                    See Note 1   3/24/2011      Common Stock     18,750         $3.85             D
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

Mr. Sight was appointed to the board of directors of the Issuer on April 25, 2001.

Note 1: The Issuer granted Mr. Sight 18,750 option shares on April 25, 2001. The options vest as to 20% of the total option grant upon the expiration of one year from the date of the option grant, and thereafter vest in equal quarterly installments of 5%.

***Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                              /s/ James W. Sight                April 27, 2001
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.